Exhibit 10.11

PROMISSORY NOTE

$14,810,200	Rochester, New York
May 4, 2005

For Value Received, the undersigned, BUENA VISTA DEVELOPMENT COMPANY, LLC, a New York limited liability company (the “Borrower”), hereby promises to pay to NEVADA GOLD BVR, L.L.C. (the “Lender”), with its registered office c/o Nevada Agency & Trust Company, 50 West Liberty St., Suite 880, Reno, Nevada 89501, or at such other place as the holder of this Note may designate, in lawful money of the United States of America, the principal sum of Fourteen Million Eight Hundred Ten Thousand Two Hundred Dollars ($14,810,200). Interest shall accrue on the unpaid principal amount of this Note from the date hereof through the date of payment in full at a variable rate equal to the prime rate most recently reported from time to time in the “Money Rates” section of The Wall Street Journal, plus 1%. Interest shall be calculated on the basis of a 365- or 366-year, as applicable, and actual days elapsed.

This Note is the promissory note referred to in the Investment Agreement dated April 21, 2005 between the Borrower and the Lender (the “Investment Agreement”). Capitalized terms used in this Note and not defined herein shall have the meanings given such terms in the Investment Agreement.

Principal and interest of this Note shall be payable on the date determined under paragraph 1(b) of the Investment Agreement. Principal and interest on this Note may be prepaid in whole or in part at any time, as provided in paragraph 1(c) of the Investment Agreement.

As security for its obligations hereunder, Borrower has granted to Lender a security interest in the Collateral (as defined in the Investment Agreement) pursuant to paragraph 3 of the Investment Agreement.

All payments due pursuant to this Note shall be made in immediately available funds by wire transfer to the following account at J.P. Morgan Chase & Co. or such other account designated by Lender:

Account Number 739 298 860
Account Name Thompson & Knight LLP
Full Bank Name JPMorgan Chase Bank
                New York, New York
Bank ABA# 021 000 021

The occurrence of any of the following shall constitute a default under this Note:

(a) The Borrower shall fail to pay when due any amount owing under this Note.

(b) The Borrower shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (ii) admit in writing its inability, or be generally unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect); (v) be adjudicated insolvent or be the subject of an order for relief under any chapter of the Bankruptcy Code (11 U.S.C. § 101, et. sec.); (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; or (vii) acquiesce in, or fail to controvert in a timely manner, any petition filed against it in an involuntary case under such bankruptcy laws.

(c) A case or other proceeding shall be commenced, without the application or consent of the Borrower, in any court of competent jurisdiction, seeking the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debts, of the Borrower, the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or of all or any substantial part of its assets, or any similar action with respect to the Borrower under the federal bankruptcy laws (as now or hereafter in effect) or any other laws relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustments of debt, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 90 days, or an order for relief against the Borrower shall be entered in an involuntary case under such bankruptcy laws.

If a default shall occur, the holder of this Note, at the holder’s option, may declare all sums of principal outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by the Borrower. The Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorney’s fees, expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to the Borrower or any person affiliated with the Borrower.

No waiver of any provision of this Note, or any agreement or instrument evidencing or providing security for this Note, made by agreement of Lender and any other person or party, shall constitute a waiver of any other terms hereof, or otherwise release or discharge the liability of Borrower under this Note. No failure to exercise and no delay in exercising, on the part of Lender, any right, power or privilege under this Note shall operate as a waiver thereof nor shall simple or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other power, right or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

This Note shall be governed by and is to be construed in accordance with the State of New York without regard to its doctrine of conflict of laws.

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first written above.

Buena Vista Development Company, LLC
By: Casino Development & Management Company, LLC, its Managing Member
By: CDM Management, LLC, its Managing Member

By: _________________________________
Thomas C. Wilmot
Its: Manager